ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: March 3, 2008

Buffered Underlying Securities (BUyS)

Linked to the Deutsche Bank X-Alpha USD Excess Return® Index

5 Year Maturity        ■         190% – 210% Participation Rate         ■        10% Buffer Level

Indicative Terms & Conditions – March 3, 2008	Offering Period: March 3, 2008 – March 24, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P’s AA)†

Offering	:	Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank X-Alpha USD Excess Return® Index due March 28, 2013 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Index	:	The Deutsche Bank X-Alpha USD Excess Return® Index (Bloomberg: DBGLXAE <INDEX>)

Issue Price	:	100% of the face amount

Initial Level	:	The Index closing level on the Trade Date

Final Level	:	The Index closing level on the Final Valuation Date

Participation Rate	:	190%-210% (to be determined on the Trade Date)

Buffer Level	:	10% (first 10% depreciation of the Index is fully protected)

Index Return		(Final Level – Initial Level) / Initial Level

Payment at Maturity	:

The Security holder will receive at maturity for each $1,000 Security face amount:

•   If the Final Level is greater than the Initial Level, you will receive a cash payment per $1,000 face amount of Securities that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate (to be determined on the Trade Date). Accordingly, if the Index Return is positive, your payment at maturity per $1,000 face amount of the Securities will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

•   If the Final Level is equal to the Initial Level or if the Final Level declines from the Initial Level by an amount that is equal to or less than the Buffer Level:

$1,000

•   If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level:

$1,000 + [$1,000 x (Index Return + Buffer Level)]

†	A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company of Americas

Discounts and Commissions	:	The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Security Codes	:	CUSIP: 2515A0 KH 5 ISIN: US2515A0KH58

Relevant Dates

Initial Valuation Date	:	March 25, 2008

Initial Settlement Date	:	March 28, 2008 (Initial Valuation Date plus three Business Days)

Final Valuation Date	:	March 25, 2013

Maturity /Final Settlement Date	:	March 28, 2013 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Index:	The Deutsche Bank X-Alpha USD Excess Return® Index (Bloomberg: DBGLXAE <INDEX>)
• Maturity:	March 28, 2013 (5 Years)
• Participation Rate:	190% - 210% (to be determined on the Trade Date)
• Buffer Level:	10%

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Index.
•	Between 190% and 210% participation (to be determined on the Trade Date) in the performance of the Index at maturity (no calls or averaging).

Best Case Scenario:

•	If the Final Level is above the Initial Level, investors receive between 190% and 210% (to be determined on the Trade Date) of the appreciation of the Index at maturity.
•	An investment in the Securities is not callable.

Worst Case Scenario:

•	Investment in the Securities is protected at maturity if the Index declines below the Initial Level by an amount less than or equal to the Buffer Level, subject to the credit of the Issuer.
•	If the Index declines below the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% decline in the Index below the Buffer Level of 10%.
•	Maximum loss is 90% of the initial investment.

Risk Considerations:

•

Because the Securities do not offer full protection of your initial investment, and the return on the Securities is linked to the performance of the Index, you may lose up to 90% of your initial investment.

•	Return on the Securities is linked to the value of the Index (without taking into consideration the value of dividends paid on the component stocks of the Index).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

•	The hypothetical graph below assumes a Participation Rate of 200%.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $100 per $1000 Security face amount. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

•

LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the face amount of your Securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10%. If the Final Level is less than the Initial Level by more than the Buffer Level of 10%, for every 1% decline beyond 10%, you will lose an amount equal to 1% of the face amount of your Securities. For example, an Index Return of -30% will result in a 20% loss of your initial investment.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•	NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Index or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 331UU and underlying supplement No. 14/A, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement UU and the addendum thereto, underlying supplement No. 14/A, term sheet No. 331UU and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY